FOR FURTHER INFORMATION, CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
For Immediate Release
Tuesday, October 30, 2018

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2018 RESULTS

Highlights:

•	Q3 2018 consolidated revenues increased 8.4% over Q3 2017 to $196.9 million

•	At the segments, revenues at Hamilton Beach Brands increased 12.3% over Q3 2017 to $172.5 million, while revenues at Kitchen Collection decreased 9.6% to $25.9 million

•	Q3 2018 consolidated operating profit increased to $11.0 million from $7.4 million in Q3 2017, driven by increased sales volumes at Hamilton Beach Brands

•	Lower year-to-date 2018 consolidated effective income tax rate of 20.2% versus 39.1% in 2017, primarily as a result of U.S. tax reform legislation

Glen Allen, Virginia, October 30, 2018 - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced consolidated revenues of $196.9 million and consolidated net income of $8.0 million, or $0.59 per diluted share, for the third quarter of 2018 compared with consolidated revenues of $181.7 million and consolidated net income of $4.3 million, or $0.31 per diluted share, for the third quarter of 2017. Consolidated operating profit was $11.0 million for the third quarter of 2018 compared with $7.4 million in the third quarter of 2017.
For the nine months ended September, 30, 2018, the Company reported consolidated revenues of $501.5 million and consolidated net income of $6.8 million, or $0.49 per diluted share, compared with consolidated revenues of $475.0 million and consolidated net income of $4.1 million, or $0.30 per diluted share, for the first nine months of 2017. The Company's consolidated effective income tax rate was 20.2% for the nine months ended September 30, 2018 compared with 39.1% for the first nine months of 2017. The decrease was primarily due to a reduction in the U.S. federal corporate tax rate and the absence of non-deductible spin-off related expenses incurred in the prior year period.
The Company had consolidated cash on hand of $2.1 million as of September 30, 2018 compared with $10.9 million as of December 31, 2017 and $3.1 million as of September 30, 2017. Consolidated debt at September 30, 2018 was $99.9 million compared with $51.3 million at December 31, 2017 and $80.5 million at September 30, 2017. Consolidated debt increased over 2017 primarily as a result of higher inventory levels at Hamilton Beach to support sales growth forecasts in the second half of 2018.

Hamilton Beach Brands - Results
Hamilton Beach reported net income of $10.2 million on revenues of $172.5 million for the third quarter of 2018 compared with net income of $5.2 million on revenues of $153.6 million for the third quarter of 2017. Operating profit was $13.4 million in the third quarter of 2018 compared with $9.0 million in the third quarter of 2017.
Continued progress on Hamilton Beach's strategic growth initiatives drove a 12.3% revenue increase in the third quarter of 2018 compared with the prior year. The revenue growth was mainly the result of higher sales volumes in all markets, but primarily in the U.S. and International consumer markets.
Third-quarter operating profit and net income increased over the prior year quarter primarily due to a significant increase in gross profit and a decrease in operating expenses. Gross profit increased mainly as a result of higher sales volumes, partially offset by increased warehouse and transportation expenses and higher product costs. The decrease in operating expenses was mainly attributable to the absence of $2.5 million of one-time costs incurred in the prior year to effect the spin-off from NACCO Industries, Inc., partially offset by an increase of $1.4 million in professional and outside services fees, primarily due to patent litigation expenses. Higher net income reflects the increased operating profit as well as the reduction in the U.S. federal corporate tax rate and the absence of non-deductible spin-off related expenses incurred in the third quarter of 2017.

Hamilton Beach Brands - Outlook
Changing consumer buying patterns, including an increasing percentage of consumers who are purchasing housewares online, create both opportunities and uncertainty for the growth prospects within the small appliance category, and for individual retailers and industry participants. For the remainder of 2018 and in 2019, the U.S. industry market for small kitchen appliances is expected to grow modestly, and the international and commercial markets in which Hamilton Beach participates are expected to grow moderately, compared with the prior year periods.
Hamilton Beach continues to focus on strengthening the market position of its various product lines through product innovation, promotions, increased placements and branding programs. Hamilton Beach will continue to leverage its strong brand portfolio by introducing new innovative products, as well as upgrading certain existing products across a wide range of brands, price points and categories in both the consumer and commercial marketplaces. Hamilton Beach continues to experience strong sales success for its FlexBrew® coffeemaker line and holds a strong presence across most retailers. For the 2018 fall holiday-selling season, Hamilton Beach increased support of this product line with a new advertising campaign as well as the addition of new FlexBrew® products, including a Wi-Fi connected version.
Hamilton Beach continues to add products and brands that can be distributed in high-end or specialty stores and on the internet, including new products under its CHI® garment care and Wolf Gourmet® product lines, both of which are generating incremental revenue and profit. Hamilton Beach also expects its growing Global Commercial business to benefit from broader distribution of several newer products, including its new Quantum® high-performance commercial blender and the Otto™ Juice Extractor. Hamilton Beach's robust consumer and commercial product pipeline of new or enhanced products is expected to affect both revenues and operating profit positively.
Hamilton Beach has introduced a number of new products in a wide range of categories supporting all of the brands in its portfolio and has strong promotions and placements in place for the 2018 fall holiday-selling season. As a result, Hamilton Beach expects 2018 fourth-quarter revenues to increase modestly compared with the strong 2017 fourth quarter. Full-year 2018 revenues are expected to increase moderately over 2017, with growth modestly higher than the anticipated market growth, due to increased placements of higher-priced, higher-margin products, resulting from the execution of Hamilton Beach's strategic initiatives, both domestically and internationally.

Operating profit in the fourth quarter of 2018 is expected to decrease compared with the fourth quarter of 2017, primarily as a result of increased investments in consumer advertising during the holiday-selling season, higher transportation costs and increased employee-related expenses. Hamilton Beach continues to implement price increases and product assortment changes to help mitigate rising product costs. Despite these cost increases, full-year operating profit is expected to improve moderately compared with 2017. The tariffs enacted by the United States in July and September on imports from China are expected to impact a small number of Hamilton Beach products, representing approximately 10% of total product purchases. Hamilton Beach continues to closely monitor potential future tariff actions, commodity and other input costs, as well as currency effects, and intends to continue to make additional adjustments to product prices and product placements as necessary and as market conditions permit.
As a result of the absence of the provisional charge that was recorded in 2017 for U.S. tax reform legislation and a lower effective corporate income tax rate, net income is expected to be significantly higher in both the 2018 fourth quarter and full year compared with the same periods in 2017.
Cash flow before financing activities is expected to be significantly higher in the fourth quarter of 2018 compared with the fourth quarter of 2017. For the 2018 full year, cash flow before financing activities is expected to decrease significantly compared with 2017, resulting primarily from higher net working capital at December 31, 2018 and increased capital expenditures. However, Hamilton Beach's continued focus on prudent management of working capital is expected to enable it to improve cash flow before financing activities in the near term. Capital expenditures are expected to be $1.6 million in the fourth quarter of 2018 and $8.6 million for the full year.
In 2019, Hamilton Beach's revenues are expected to increase modestly compared with 2018 as a result of the continued successful implementation of its strategic initiatives, including new product introductions, the sale of higher-priced products, "only-the-best" placements, and continued expansion in e-commerce and international markets. Operating profit and net income are expected to increase moderately and cash flow before financing activities is expected to increase significantly compared with 2018. Capital expenditures are expected to be approximately $6.0 million in 2019.
Longer term, Hamilton Beach continues to work toward its goal of $750 million to $1 billion in sales from the successful implementation of its strategic revenue growth initiatives. As Hamilton Beach moves toward the target sales levels, and taking into account the need to continue to make prudent investments in its strategic initiatives, operating margins are expected to increase over time as a result of leveraging fixed costs. The strategic initiatives are focused on enhancing Hamilton Beach's placements in the North American consumer business, enhancing sales in the e-commerce market, expanding its participation in the "only-the-best" market by investing in new products to be sold under the Weston®, Hamilton Beach® Professional, CHI® and Wolf Gourmet® brand names, expanding internationally in emerging growth markets, increasing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets, and leveraging its other strategic initiatives to drive category and channel expansion.

Kitchen Collection - Results
Kitchen Collection reported a net loss of $1.9 million and revenues of $25.9 million for the third quarter of 2018 compared with a net loss of $1.2 million and revenues of $28.6 million for the third quarter of 2017. At September 30, 2018, Kitchen Collection operated 197 stores compared with 209 stores at September 30, 2017 and 210 stores at December 31, 2017.

The decrease in both revenues and operating results were primarily due to lower comparable store sales due to reduced customer traffic, which resulted in a decline in the number of store transactions, and a modest decrease in the average sales transaction value. Kitchen Collection continues to deliver strong gross margins and benefit from closing stores that do not generate acceptable returns. While the closure of 15 underperforming stores since September 30, 2017 contributed to the decline in revenues, the closures had a modestly positive effect on operating results.
The 2018 third quarter net loss increased from the prior year quarter due to the higher operating loss and a lower effective income tax rate under the 2017 U.S. tax reform legislation, which resulted in a smaller tax benefit on the higher pre-tax loss.

Kitchen Collection - Outlook
The retail environment at physical store locations continues to be unfavorably impacted by changing consumer shopping patterns, which have led to declining customer traffic and decreased in-store transactions, as consumers buy more over the internet. Kitchen Collection expects this trend to continue in the remainder of 2018 and into 2019, resulting in a reduction in consumer spending on housewares and small appliances in the malls where Kitchen Collection operates. While Kitchen Collection is cautious in its outlook due to the highly unpredictable nature of customer traffic and related spending, it believes it has built compelling product and promotional offerings for the fourth-quarter holiday-selling season that are expected to create consumer excitement.
Kitchen Collection continues to focus on its strategy of optimizing its store portfolio by exiting unprofitable stores, while working aggressively to maintain gross margins, reduce operating expenses and manage working capital at its remaining stores. During the first nine months of 2018, Kitchen Collection closed 14 stores and anticipates closing an additional six stores by January 1, 2019. During 2019, Kitchen Collection expects to close an additional 25 to 35 stores through natural lease expirations. After these expected closures and anticipated lease renewals, Kitchen Collection expects approximately two-thirds of its stores by the end of 2018, and over 80% by the end of 2019, will have a lease term of approximately one year or less, as the company continues to cost-effectively optimize its store portfolio over time to a smaller core group of 100 to 150 profitable stores in more favorable outlet mall locations. If Kitchen Collection cannot reach acceptable terms with its landlords as leases come up for renewal, and if sales at certain stores continue to deteriorate, the pace of store closings could increase.
As a result of the reduction in the number of stores and the downward trend in customer traffic, Kitchen Collection anticipates moderately lower revenues but comparable operating profit in the 2018 fourth quarter compared with the prior year, provided traffic and consumer spending are at expected levels. The smaller store portfolio and operating losses incurred in the first nine months of 2018 are expected to result in a decrease in full-year 2018 revenues and a significant increase in operating and net losses compared with 2017. Cash flow before financing activities is expected to result in a substantial use of cash in 2018, due to forecasted working capital changes and the anticipated higher net loss. Capital expenditures are expected to be $0.2 million in the fourth quarter of 2018 and $0.5 million for the 2018 full year.
In 2019, Kitchen Collection expects revenues to be lower than 2018 as it continues to execute its plan to close stores. However, with the continued execution of the company’s strategy, the operating loss and cash flow before financing activities are expected to improve in 2019 compared with 2018.
Kitchen Collection aims to provide consumers with highly desirable products at affordable prices and believes its smaller core store portfolio will be well positioned to meet consumers' needs.

Kitchen Collection continues to focus on comparable store sales growth through continued refinement of product offerings, merchandise mix, and store displays and appearance to increase customer traffic, generate greater average transaction size and increase the average sale closure rate. These actions, in combination with an emphasis on sales of higher-margin products, closure of underperforming stores and optimizing expenses, are expected to contribute to improvements in operating results over time.

Hamilton Beach Brands Holding - Outlook
In the current market environment and including the various factors noted in the Hamilton Beach and Kitchen Collection segment outlooks, Hamilton Beach Brands Holding expects fourth-quarter and full-year 2018 consolidated net income to increase substantially over the same periods in 2017, including the effect of lower income tax expense and the absence of the provisional tax charges recorded in 2017. As a result of U.S. tax reform legislation, Hamilton Beach Brands Holding expects its effective income tax rate to be in the range of 24% to 26% in 2018. In 2019, Hamilton Beach Brands Holding expects consolidated net income to increase compared with 2018.

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Conference Call
In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Wednesday, October 31, 2018 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 5446588, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 7, 2018. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach's products, (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (13) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in the fourth quarter of 2017 were preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, and the anticipated impact of the opening of new stores, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) changes in costs of inventory, including transportation costs, (7) delays in delivery or the unavailability of inventory, (8) customer acceptance of new products, (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products, and (10) the actual impact of the U.S. Tax Cuts and Jobs Act of 2017 may affect future earnings as the amounts reflected in the fourth quarter of 2017 were preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also impact these estimates and future financial results.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.

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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenues	$196,901	$181,713	$501,475	$474,971
Cost of sales	146,550	133,586	372,478	353,436
Gross profit	50,351	48,127	128,997	121,535
Operating expenses
Selling, general and administrative expenses	39,003	40,351	116,702	113,343
Amortization of intangible assets	345	346	1,036	1,036
	39,348	40,697	117,738	114,379
Operating profit	11,003	7,430	11,259	7,156
Other (income) expense
Interest expense	1,059	423	2,529	1,300
Other, net, including interest income	(276)	40	266	(939)
	783	463	2,795	361
Income before income tax provision	10,220	6,967	8,464	6,795
Income tax provision	2,176	2,708	1,712	2,655
Net income	$8,044	$4,259	$6,752	$4,140

Basic and diluted earnings per share	$0.59	$0.31	$0.49	$0.30

Basic weighted average shares outstanding	13,704	13,673	13,694	13,673

Diluted weighted average shares outstanding	13,713	13,673	13,697	13,673

Cash Dividends on Class A Common and Class B Common per share	$0.085	$—	$0.255	$—

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In thousands)
Revenues
Hamilton Beach	$172,464	$153,592	$433,747	$395,320
Kitchen Collection	25,884	28,644	70,746	81,177
Eliminations	(1,447)	(523)	(3,018)	(1,526)
Total	$196,901	$181,713	$501,475	$474,971

Operating profit (loss)
Hamilton Beach	$13,446	$9,001	$21,838	$14,947
Kitchen Collection	(2,407)	(1,581)	(10,545)	(7,868)
Eliminations	(36)	10	(34)	77
Total	$11,003	$7,430	$11,259	$7,156

Income (loss) before income tax provision
Hamilton Beach	$12,785	$8,632	$19,287	$14,826
Kitchen Collection	(2,529)	(1,675)	(10,789)	(8,108)
Eliminations	(36)	10	(34)	77
Total	$10,220	$6,967	$8,464	$6,795

Net income (loss)
Hamilton Beach	$10,174	$5,245	$14,943	$9,129
Kitchen Collection	(1,938)	(1,155)	(8,476)	(5,268)
Eliminations	(192)	169	285	279
Total	$8,044	$4,259	$6,752	$4,140

EBITDA* RECONCILIATION (UNAUDITED)

	Quarter Ended
	12/31/2017	3/31/2018	6/30/2018	9/30/2018	9/30/2018 Trailing 12 Months
	(In thousands)
Net income (loss)	$13,765	$(418)	$(874)	$8,044	$20,517
Income tax provision (benefit)	15,517	(146)	(318)	2,176	17,229
Interest expense	531	544	926	1,059	3,060
Interest income	—	(12)	(37)	(58)	(107)
Depreciation and amortization expense	1,902	1,235	1,227	1,313	5,677
EBITDA*	$31,715	$1,203	$924	$12,534	$46,376

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. Hamilton Beach Brands Holding Company defines EBITDA as income (loss) before income tax provision (benefit), plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.